Filed Pursuant to Rule 424(b)(3)
Registration Number 333-116017

PROSPECTUS SUPPLEMENT
To Prospectus dated June 10, 2004

1,000,000 Shares

The St. Joe Company

COMMON STOCK

The Alfred I. duPont Testamentary Trust sold 1,000,000 shares of common stock of The St. Joe Company at $42.80 per share. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering.

Upon the sale of the shares described in this prospectus supplement, The Alfred I. duPont Testamentary Trust will own 12,889,355 shares, or approximately 16.9%, of our outstanding common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “JOE.” On August 6, 2004, the reported last sale price of our common stock on the New York Stock Exchange was $43.16 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

August 9, 2004